Consent of Independent Registered Public Accounting Firm

The Board of Directors
China BAK Battery, Inc.

We consent to the use of our report dated December 8, 2006, with respect to the consolidated balance sheet of China BAK Battery, Inc. as of September 30, 2006, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2006, incorporated by reference herein.

Our report dated December 8, 2006 refers to a change in the method of accounting for stock-based compensation.

Hong Kong, People’s Republic of China

September 23, 2008